Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Vice President, Investor Relations

+1 (650) 424-5163
mike.bruff@varian.com

Varian Halcyon Treatment System Receives China NMPA Approval

PALO ALTO, Calif. — November 28, 2018 —Varian (NYSE: VAR) today announced its Halcyon™ system has been approved by the China National Medical Product Administration (NMPA), which allows the company to market this new cancer treatment system in China. This approval further expands the global availability of Halcyon and access to high-quality, cost-effective cancer treatments.

As an advanced cancer treatment system with a human-centered and user-friendly design, Halcyon is engineered to revolutionize clinical workflow, accelerate installation timeframes, expedite commissioning, simplify training, and automate treatment. The system is well suited to treat cancer patients with radiotherapy, offering advanced treatments for lung, prostate, breast, head & neck, and many other forms of cancer.

“We are very excited to further expand Halcyon’s global availability,” said Chris Toth, president Varian Oncology Systems. “With the most recent announcement by the Chinese government for expanding Category B licenses and enabling County hospital oncology services availability, Halcyon is a perfect fit.”

Halcyon has already received FDA 510(k) clearance in the US, CE mark in Europe, Shonin approval in Japan, ANVISA registration in Brazil, Atomic Energy Regulatory Board (AERB) Certificate for Import and Supply as well as Type Approval in India and TFDA approval in Taiwan since its launch in May 2017.

For more information on Halcyon visit www.varian.com/halcyon.

About Varian

Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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